Exhibit 99.1

JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them a statement on Schedule 13D with respect to the Class B Common Stock, $1.00 par value, of McRae Industries, Inc. beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

     IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of the 10th day of June, 2005.

/s/ D. Gary McRae
D. Gary McRae

/s/ James W. McRae
James W. McRae

McRae B Investment Company, LLC
By:	/s/ D. Gary McRae
	Name:	D. Gary McRae
	Title:	Manager

By:	/s/ James W. McRae
	Name:	James W. McRae
	Title:	Manager

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